Exhibit 10.91

Amendment to Employment Agreement

This Agreement (the “Agreement”) is entered into effective as of January 28, 2013 between Move, Inc. (the “Company”) and James S. Caulfield (“Executive”).

In consideration of the mutual covenants contained herein and the continued employment of Executive by the Company, the parties agree as follows:

1.              The parties acknowledge that effective as of April 2, 2012, Executive’s annual base salary was increased to $300,000.

2.              Executive’s bonus potential shall be amended such that he will be entitled to participate in the Company’s 2012 and subsequent executive bonus plans, as adopted in the Company’s sole discretion, with the potential to earn up to a target bonus amount equal to 50% of his annual base salary if certain performance targets are met, and if such performance objectives are significantly exceeded he may receive a bonus in excess of his target bonus, up to a maximum of 100% of his annual base salary.

3.              Notwithstanding any changes to the Executive’s base salary and target bonus percentage, the parties agree that the cash severance payment and cash bonus payment amount under the Executive Retention and Severance Agreement between Executive and the Company dated October 5, 2006, as amended (the “Retention Agreement”), shall not be reduced, in the aggregate, by any such changes (i.e., such payments shall be calculated using the Executive’s prior base pay and prior target bonus potential to the extent that any such prior base pay and prior target bonus potential render a payment amount, in the aggregate, greater than if such payment was calculated using Executive’s then current base pay and target bonus).

4.              Provided that Executive complies with Sections 5.2 and 5.3 of the Retention Agreement, the Company agrees that in the event of Executive’s Termination Upon Change of Control or Termination in Absence of Change of Control (as defined in the Retention Agreement), any stock options granted, restricted stock units granted and/or restricted stock issued by the Company to Executive subsequent to the date of the Retention Agreement shall vest; provided, however that with respect to stock options granted on or after June 15, 2011, the period to exercise any such options shall be ninety (90) days following the end of the transition period (if any) or ninety (90) days following termination of employment if the Company requests no transition period, or any longer exercise period provided under the terms of the applicable incentive plan under which such options were granted.

IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed on the day and year first above written.

MOVE, INC.

By:	/s/ Steven H. Berkowitz
Its:	CEO

/s/ James S. Caulfield
James S. Caulfield